NATIONAL UNION FIRE INSURANCE COMPANY OF
          PITTSBURGH, PA

          RIDER NO. 4

      INSURING AGREEMENT K

To be attached to and form a part of Investment
Company Blanket Bond No.6213964 in favor of
Profunds.

It is agreed that:
(1) The attached bond is amended by adding an additional Insuring Agreement as follows:
J
UNAUTHORIZED SIGNATURES
(2) Loss resulting directly from the insured having accepted, paid or cashed any check or withdrawal order, draft, made or drawn on a customer's account which bears the signature or endorsement of one other than a person whose name and signature is on the application on file with the Insured as a signatory on such account.
(3) It shall be a condition precedent to the Insured's right of recovery under this rider that the Insured shall have on file signatures all persons who are authorized signatories on such account.
(4) The Limit of Liability for the coverage provided by this rider shall be Twenty Five Ziowand Dollars ( $25.000) it being understood, however, that such liability shall be part of and not in addition to the Limit of Liability stated in item 3. of the Declarations of the attached bond.
(5) The Underwriter shall not be liable under the Unauthorized Signatures Rider for any loss on account of any instrument unless the amount of such instrument shall be excess of Five thousand do1lars
($5,000 )(herein called Deductible Amount) and unless such loss on account of such instrument, after deducting all recoveries on account of such instrument made prior to the payment of such loss by the Underwriter, shall be in excess of such Deductible Amount and then for such excess only, but in no event more than the amount of the attached bond, or the amount of coverage under the Unauthorized Signatures Rider, if the amount of such coverage is less than the amount of the attached bond.
(6) Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, limitations, conditions, or provisions of the attached bond other than as above stated.
(7) The rider is effective as of 12:Ol a.m. standard time on 3I-MAR-2007 as specified in the bond.

BY:
Authorized Representative